Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
MInneapolis, MN 55416
763 545 1730 Tel
763 656 5400 Fax
News Release
Pentair Reports First Quarter Net Income Per Share from
Continuing Operations of $0.18; Adjusted EPS of $0.20

•	Reports first quarter sales of $634 million, down 24 percent year-over-year.

•	Effectively executing against restructuring actions as all events on or ahead of schedule.

•	Updates full year EPS guidance to exceed $1.40 on full year sales outlook of down approximately 20 percent.

•	Full year free cash flow expected to be at least $225 million as company is $45 million ahead of 2008 levels exiting first quarter.
All financial information and period-to-period references are on a continuing operations basis unless otherwise noted. Reconciliations to discontinued operations as well as GAAP and Non-GAAP reconciliations are in the attached financial tables.
MINNEAPOLIS, Minn. — April 21, 2009 — Pentair, Inc. (NYSE: PNR) today announced first quarter 2009 net earnings per diluted share from continuing operations (EPS) of $0.18. This represents a decrease of 66 percent as compared to the $0.53 of EPS in the first quarter last year. Current period results include a negative $0.02 per share impact from restructuring charges taken late in the quarter related to additional headcount reductions. Adjusting for these items, first quarter 2009 EPS was $0.20, which met the low end of the company’s guidance range.
Total company sales decreased 24 percent to $634 million, compared with $830 million in the first quarter of 2008. The company delivered first quarter operating income of $37 million. On an adjusted basis, the company delivered operating income of $40 million versus $97 million in the year-ago quarter. The company’s adjusted operating income excludes the impact of additional severance charges associated with the first quarter elimination of 340 positions not included in prior restructuring. Overall, adjusted operating margins for the first quarter contracted 540 basis points to 6.3 percent. The positive impact from productivity and price could not offset the significant negative impact related to lower volumes.
Total company free cash flow was a usage of $33 million for the quarter versus a usage of $78 million for the year-earlier quarter. The company said it remains on track to achieve free cash flow greater than $225 million for 2009, driven by improvements in working capital.
(more)

“Most of our major markets were dismal throughout the first quarter as many of our customers retrenched in reaction to the global recession. Fortunately, our execution against our aggressive cost reduction plans is yielding solid benefits. We delivered first quarter adjusted EPS of 20 cents, which matched the low-end of our guidance range, in spite of sales declining 24 percent which was ten percentage points worse than our sales outlook,” said Randall J. Hogan, Pentair chairman and chief executive officer.
First Quarter Business Highlights
The Water Group delivered $424 million in sales, a 22 percent decline year-over-year. Sales were down 21 percent excluding the formation of the Pentair Residential Filtration (PRF) business with General Electric’s (GE) Water and Process Technologies unit, which added three points of growth, and foreign exchange, which reduced sales by four points.
•	Global Flow Technologies sales were down 18 percent versus the year-ago quarter, as sales increases of pump equipment for global commercial markets did not outpace declines in residential and agricultural markets.

•	Global Filtration sales were down 8 percent, or down 19 percent excluding the increased sales associated with the formation of PRF. Sales increases in desalination markets did not offset declines in residential, industrial and foodservice markets.

•	Global Pool and Spa sales were down 45 percent as the prolonged decline in North American residential pool and spa markets continued to impact sales.

•	International Water sales declined over 20 percent as growth in Asia-Pacific did not outpace organic sales declines of 23 percent in Europe, Middle East and Africa.
The Water Group’s first quarter reported operating income totaled $27 million, down 59 percent as compared to $65 million in the same period last year. In the quarter, the Water Group had $1 million in pre-tax restructuring charges associated with severance from recently announced headcount reductions. Excluding these items, adjusted operating income was $28 million, down 56 percent versus $65 million a year ago. Adjusted operating margins of 6.7 percent were down 520 basis points as benefits from productivity and price did not offset the negative impact from volume declines, inflation, pay-as-you-go restructuring costs, and integration expenses associated with the formation of PRF with GE.
Technical Products delivered first quarter 2009 sales of $210 million, a decrease of 26 percent versus the year-earlier period. Sales were down 24 percent excluding the impact of foreign exchange.
•	Global Electrical sales were down 25 percent as global industrial markets dramatically slowed their capital projects and distributors aggressively reduced inventory levels.

•	Global Electronic sales were down 27 percent. In Asia, electronic sales were down 3 percent while sales in Europe were down 15 percent in local currencies, and North American sales were down 32 percent.
Technical Products’ first quarter reported operating income totaled $20 million, down 55 percent compared to $45 million in the same quarter last year. Adjusting for a restructuring charge, operating income was $21 million. Adjusted operating margins were 10.1 percent, down 580 basis points versus the first quarter 2008. In the quarter, the benefits from productivity and price did not offset the negative impact from volume declines, inflation and foreign exchange.
(more)

“Clearly, we are wrestling with a worse than expected global economic downturn that has had a dramatic impact on us and most of our markets. First quarter sales were much lower than expected and it is prudent we plan for a challenging sales environment for the balance of 2009,” Hogan said. “However, the tremendous progress we are making to reduce fixed and variable cost is encouraging. We believe that this progress, coupled with our focus to generate solid free cash flow, positions the company for significant upside once markets stabilize and then improve.”
Outlook
The company introduces its second quarter reported 2009 EPS guidance range of $0.32 to $0.42. Adjusting for charges associated with the recently announced early redemption of its bonds, second quarter EPS is expected to be $0.35 to $0.45, down approximately 43 percent year-over-year when using the midpoint of the guidance range. Second quarter sales are expected to be down over 20 percent.
The company updates its full year 2009 EPS guidance to equal or to exceed $1.40, which would be down 46 percent when compared to reported full year 2008 EPS or down 36 percent when 2008 EPS is adjusted for non-recurring items (see attached 2008 reconciliation table). The company expects full year 2009 EPS on both a reported and adjusted basis will be comparable as restructuring and other charges in 2009 are expected to be similar in size to anticipated gains from other nonrecurring items.
“Many markets are faring much worse than the sober outlook planned upon and our updated guidance reflects this,” said Hogan. “We now expect the next few quarters will demonstrate only modest seasonal benefits and that sales will be down over 20 percent for 2009. Our full year EPS guidance of at least $1.40 provides investors with a foundation which we believe will be achieved or exceeded through continued solid execution despite these unprecedented times.”
“Further, we believe our first quarter earnings — and the sales decline that drove it — represents a low-point for the company. While it is clearly too early to forecast 2010, the benefits we expect to receive from our productivity and cost actions and cash flow generation position us well to grow earnings when markets stabilize,” Hogan added.
Earnings Conference Call
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the company’s performance and second quarter and full year 2009 guidance on a two-way conference call with investors and a live audio webcast at 12:00 p.m. Eastern today. Reconciliation of non-GAAP financial measures are set forth in the attachments to this first quarter 2009 earnings release and in the first quarter 2009 earning release conference call presentation, both of which can be found at Pentair’s web site (www.pentair.com). Related financial charts and certain other information to be discussed on the conference call will be available on the company’s website shortly before the conference call. The web cast and presentation will be archived at the same site following the conclusion of the conference call.
(more)

Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as the breadth and severity of the global economic downturn; the strength of housing and related markets; the ability to implement our restructuring and other cost reduction plans successfully and the risk that expected benefits may not be fully realized or may take longer to realize than expected; foreign currency effects; retail and industrial demand; product introductions; and pricing and other competitive pressures, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a diversified operating company headquartered in Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that house and protect sensitive electronics and electrical components. With 2008 revenues of $3.35 billion, Pentair employs approximately 13,400 people worldwide.
Pentair Contacts:
Todd Gleason
Vice President, Strategic Planning & Investor Relations
Tel.: (763) 656-5570
E-mail: todd.gleason@pentair.com
(more)

Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)

	Three months ended
	March 28	March 29
In thousands, except per-share data	2009	2008

Net sales	$633,840	$830,146
Cost of goods sold	464,608	579,452

Gross profit	169,232	250,694
% of net sales	26.7%	30.2%
Selling, general and administrative	117,275	138,103
% of net sales	18.5%	16.6%
Research and development	14,743	15,264
% of net sales	2.3%	1.9%

Operating income	37,214	97,327
% of net sales	5.9%	11.7%
Other (income) expense:
Equity losses of unconsolidated subsidiary	277	917
Net interest expense	11,784	16,089
% of net sales	1.9%	1.9%

Income from continuing operations before income taxes and noncontrolling interest	25,153	80,321
% of net sales	4.0%	9.7%
Provision for income taxes	7,432	27,858
Effective tax rate	29.5%	34.7%

Income from continuing operations	17,721	52,463

Loss from discontinued operations, net of tax	—	(1,036)

Gain (loss) on disposal of discontinued operations, net of tax	10	(7,137)

Net income before noncontrolling interest	17,731	44,290
Noncontrolling interest	466	—

Net income attributable to Pentair, Inc.	$17,265	$44,290

Net income from continuing operations attributable to Pentair, Inc.	$17,255	$52,463

Earnings (loss) per common share attributable to Pentair, Inc.
Basic
Continuing operations	$0.18	$0.53
Discontinued operations	—	(0.08)

Basic earnings per common share	$0.18	$0.45

Diluted
Continuing operations	$0.18	$0.53
Discontinued operations	—	(0.08)

Diluted earnings per common share	$0.18	$0.45

Weighted average common shares outstanding
Basic	97,375	98,280
Diluted	97,966	99,558

Cash dividends declared per common share	$0.18	$0.17
(more)

Pentair, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

	March 28	December 31	March 29
In thousands	2009	2008	2008

Assets
Current assets
Cash and cash equivalents	$34,708	$39,344	$62,284
Accounts and notes receivable, net	505,196	461,081	609,960
Inventories	393,201	417,287	402,618
Deferred tax assets	51,268	51,354	54,275
Prepaid expenses and other current assets	47,848	63,113	43,125
Current assets of discontinued operations	—	—	20,306

Total current assets	1,032,221	1,032,179	1,192,568

Property, plant and equipment, net	337,898	343,881	364,068

Other assets
Goodwill	2,092,825	2,101,851	2,024,680
Intangibles, net	504,921	515,508	493,564
Other	56,964	59,794	81,447
Non-current assets of discontinued operations	—	—	14,061

Total other assets	2,654,710	2,677,153	2,613,752

Total assets	$4,024,829	$4,053,213	$4,170,388

Liabilities and Shareholders’ Equity
Current liabilities
Short-term borrowings	$7,404	$—	$7,005
Current maturities of long-term debt	630	624	5,209
Accounts payable	196,767	217,898	233,993
Employee compensation and benefits	75,664	90,210	99,364
Current pension and post-retirement benefits	8,890	8,890	8,557
Accrued product claims and warranties	38,639	41,559	45,949
Income taxes	4,312	5,451	34,728
Accrued rebates and sales incentives	20,754	28,897	28,790
Other current liabilities	98,919	104,975	109,278
Current liabilities of discontinued operations	—	—	1,799

Total current liabilities	451,979	498,504	574,672

Other liabilities
Long-term debt	991,807	953,468	1,119,105
Pension and other retirement compensation	270,443	270,139	169,790
Post-retirement medical and other benefits	34,299	34,723	36,179
Long-term income taxes payable	28,076	28,139	24,268
Deferred tax liabilities	145,565	146,559	165,842
Other non-current liabilities	97,260	101,612	105,041
Non-current liabilities of discontinued operations	—	—	1,271

Total liabilities	2,019,429	2,033,144	2,196,168

Shareholders’ equity	2,005,400	2,020,069	1,974,220

Total liabilities and shareholders’ equity	$4,024,829	$4,053,213	$4,170,388

Days sales in accounts receivable (13 month moving average)	60	57	55
Days inventory on hand (13 month moving average)	85	79	74
Days in accounts payable (13 month moving average)	61	59	56
(more)

Pentair, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three months ended
	March 28	March 29
In thousands	2009	2008

Operating activities
Net income attributable to Pentair, Inc.	$17,265	$44,290
Adjustments to reconcile net income to net cash provided by (used for) operating activities
Loss from discontinued operations	—	1,036
(Gain) loss on disposal of discontinued operations	(10)	7,137
Equity losses of unconsolidated subsidiary	277	917
Noncontrolling interest	466	—
Depreciation	15,170	14,811
Amortization	7,233	6,535
Deferred income taxes	7	(5,836)
Stock compensation	4,720	6,465
Excess tax benefits from stock-based compensation	(64)	(378)
Other	19	(552)
Changes in assets and liabilities, net of effects of business acquisitions and dispositions
Accounts and notes receivable	(47,021)	(137,651)
Inventories	21,069	(16,196)
Prepaid expenses and other current assets	15,008	(5,644)
Accounts payable	(18,052)	5,893
Employee compensation and benefits	(15,470)	(16,863)
Accrued product claims and warranties	(2,797)	(3,400)
Income taxes	(922)	17,923
Other current liabilities	(13,337)	9,504
Pension and post-retirement benefits	1,801	1,885
Other assets and liabilities	(2,415)	2,589

Net cash provided by (used for) continuing operations	(17,053)	(67,535)
Net cash provided by (used for) operating activities of discontinued operations	—	(2,997)

Net cash provided by (used for) operating activities	(17,053)	(70,532)

Investing activities
Capital expenditures	(15,979)	(14,042)
Proceeds from sale of property and equipment	280	3,845
Acquisitions, net of cash acquired or received	—	165
Divestitures	—	29,959
Other	(40)	—

Net cash provided by (used for) investing activities	(15,739)	19,927

Financing activities
Net short-term borrowings (repayments)	7,494	(7,272)
Proceeds from long-term debt	135,000	159,405
Repayment of long-term debt	(96,679)	(82,766)
Excess tax benefits from stock-based compensation	64	378
Proceeds from exercise of stock options	680	851
Repurchases of common stock	—	(12,500)
Dividends paid	(17,710)	(16,908)

Net cash provided by (used for) financing activities	28,849	41,188

Effect of exchange rate changes on cash and cash equivalents	(693)	906

Change in cash and cash equivalents	(4,636)	(8,511)
Cash and cash equivalents, beginning of period	39,344	70,795

Cash and cash equivalents, end of period	$34,708	$62,284

Free cash flow

Net cash provided by (used for) continuing operations	$(17,053)	$(67,535)
Capital expenditures	(15,979)	(14,042)
Proceeds from sale of property and equipment	280	3,845

Free cash flow	$(32,752)	$(77,732)

(more)

Pentair, Inc. and Subsidiaries
Supplemental Financial Information by Reportable Business Segment(Unaudited)

	First Qtr	First Qtr
In thousands	2009	2008

Net sales to external customers
Water Group	$423,932	$544,686
Technical Products Group	209,908	285,460

Consolidated	$633,840	$830,146

Intersegment sales
Water Group	$289	$372
Technical Products Group	233	1,138
Other	(522)	(1,510)

Consolidated	$—	$—

Operating income (loss)
Water Group	$26,976	$65,035
Technical Products Group	20,462	45,337
Other	(10,224)	(13,045)

Consolidated	$37,214	$97,327

Operating income as a percent of net sales
Water Group	6.4%	11.9%
Technical Products Group	9.7%	15.9%
Consolidated	5.9%	11.7%
(more)

Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2009 to the “Adjusted” non-GAAP excluding the effect of 2009 adjustments (Unaudited)

	First Quarter	Second Quarter	Year
In thousands, except per-share data	2009	2009	2009

Net sales	$633,840	$690,000-$720,000	approx $2,700M

Operating income — as reported	37,214	65,000-75,000	approx 252,000
% of net sales	5.9%	approx 10%	approx 9.3%
Adjustments:
Restructuring & other non-recurring	2,824	—	approx 3,000

Operating income — as adjusted	40,038	65,000-75,000	approx 255,000
% of net sales	6.3%	approx 10%	approx 9.4%

Net income from continuing operations attributable to Pentair, Inc. — as reported	17,255	31,400-42,800	approx 137,000
Adjustments — tax affected
Restructuring & other non-recurring	1,864	3,000	—

Net income from continuing operations attributable to Pentair, Inc. — as adjusted	19,119	34,400-45,800	approx 137,000

Continuing earnings per common share attributable to Pentair, Inc. — diluted
Diluted earnings per common share — as reported	$0.18	$0.32 - $0.42	$1.40 or above
Adjustments	0.02	0.03	—

Diluted earnings per common share — as adjusted	$0.20	$0.35 - $0.45	$1.40 or above

Weighted average common shares outstanding — Diluted	97,966	approx 98,000	approx 98,000
Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2008 to the “Adjusted” non-GAAP excluding the effect of 2008 adjustments (Unaudited)

	First Quarter	Second Quarter	Year
In thousands, except per-share data	2008	2008	2008

Net sales	$830,146	$898,378	$3,351,976

Operating income — as reported	97,327	96,547	324,685
% of net sales	11.7%	10.7%	9.7%
Adjustments:
Restructuring and asset impairment	—	2,586	46,170
Horizon settlement	—	20,435	20,435

Operating income — as adjusted	97,327	119,568	391,290
% of net sales	11.7%	13.3%	11.7%

Net income from continuing operations attributable to Pentair, Inc. — as reported	52,463	139,837	256,363
Adjustments — tax affected
Restructuring and asset impairment	—	1,707	30,473
Horizon settlement	—	13,487	13,487
Gain on PRF transaction	—	(85,832)	(85,832)
Bond tender	—	—	3,043

Net income from continuing operations attributable to Pentair, Inc. — as adjusted	52,463	69,199	217,534

Continuing earnings per common share attributable to Pentair, Inc. — diluted
Diluted earnings per common share — as reported	$0.53	$1.41	$2.59
Adjustments	—	(0.71)	(0.39)

Diluted earnings per common share — as adjusted	$0.53	$0.70	$2.20

Weighted average common shares outstanding — Diluted	99,558	99,509	99,068
(more)

Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2009 to the “Adjusted” non-GAAP excluding the effect of 2009 adjustments (Unaudited)

	First Quarter	Second Quarter	Year
In thousands	2009	2009	2009

Water
Net sales	$423,932	$480,000-$500,000	approx $1,825M

Operating income — as reported	26,976	50,000-55,000	178,500-183,500
% of net sales	6.4%	10.0% - 11.5%	approx 10.0%
Adjustments — restructuring	1,464	—	approx 1,500

Operating income — as adjusted	28,440	50,000-55,000	180,000-185,000
% of net sales	6.7%	10.0% - 11.5%	approx 10.0%

Technical Products
Net sales	$209,908	$210,000-$220,000	approx $875M

Operating income — as reported	20,462	25,000-30,000	114,200-119,800
% of net sales	9.7%	11.4% - 14.3%	approx 13.5%
Adjustments — restructuring	792	—	approx 800

Operating income — as adjusted	21,254	25,000-30,000	115,000-120,000
% of net sales	10.1%	11.4% - 14.3%	approx 13.5%
Pentair, Inc. and Subsidiaries
Reconciliation of the GAAP “As Reported” year ending December 31, 2008 to the “Adjusted” non-GAAP excluding the effect of 2008 adjustments (Unaudited)

	First Quarter	Second Quarter	Year
In thousands	2008	2008	2008

Water
Net sales	$544,686	$594,118	$2,206,142

Operating income — as reported	65,035	59,475	206,357
% of net sales	11.9%	10.0%	9.4%
Adjustments Restructuring and asset impairment	—	2,157	35,223
Horizon settlement	—	20,435	20,435

Operating income — as adjusted	65,035	82,067	262,015
% of net sales	11.9%	13.8%	11.9%

Technical Products
Net sales	$285,460	$304,260	$1,145,834

Operating income — as reported	45,337	49,732	169,315
% of net sales	15.9%	16.3%	14.8%
Adjustments — restructuring and asset impairment	—	429	8,271

Operating income — as adjusted	45,337	50,161	177,586
% of net sales	15.9%	16.4%	15.5%
##